Exhibit 10.11

MASTER CONSULTING SERVICES AGREEMENT

This Agreement, effective as of November 4, 2014 (the “Effective Date”), is by and between Point Guard Partners, LLC, with an address at 400 N. Ashley Dr., Suite 2150, Tampa, FL 33602 (“Point Guard”) and EYENOVIA, INC 400 N. Ashley Dr., Suite 2150, Tampa, FL 33602 (“Client”). Point Guard and Client shall individually be referred to as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Client is engaged in the business of developing, manufacturing, and/or marketing certain pharmaceutical and/or biologic products; and

WHEREAS, Point Guard provides professional consulting services related to clinical research, drug development, regulatory, marketing, manufacturing, business development, accounting, legal services and other similar matters for companies such as Client; and

WHEREAS, Client and Point Guard wish to enter into this Agreement to provide the terms and conditions under which Client may engage Point Guard from time to time to provide services for studies or projects by executing Statements of Work (as defined below) specifying the details of the services to be rendered.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

1.1	“Act” means the US Food, Drug, and Cosmetic Act.

1.2	“Affiliate” means, with respect to any Party, any other Person, which controls, is controlled by, or is under common control with, such Party. “Control” means (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

1.3	“Debarred Person” means any person subject to limitations or any form of endorsement imposed upon clinical investigators or clinical study sites by the European Medicines Evaluation Agency (EMEA), the US Food and Drug Administration (FDA) (including persons required to be listed under Section 306(k)(2) of the Act), or any Regulatory Authority or other recognized national, multi-national, or industry body.

1.4	“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.5	“Services” has the meaning set forth in Section 2.2.

1.6	“Service Fees” means all amounts due for the Services, exclusive of expenses.

1.7	“Client Information” has the meaning set forth in Section 9.1.

1.8	“Statement of Work” has the meaning set forth in Section 2.4.

ARTICLE 2 – SCOPE OF AGREEMENT

2.1	Purpose. As a general form of contract, this Agreement allows the Parties to contract multiple projects or services through the issuance of Statements of Work without having to renegotiate the basic terms and conditions contained in this Agreement. This Agreement covers the provision of services by Point Guard and/or its Affiliates, and accordingly, this Agreement represents a vehicle by which Client can efficiently contract with Point Guard and/or its Affiliates for a broad range of services related to the matters covered under this Agreement.

2.2	Nature of Services. The services covered by this Agreement may include expert consultation, regulatory affairs, project management, contract management, preclinical and clinical services, and other research and development services requested by Client and agreed to by Point Guard as set forth in the relevant Statement of Work (the “Services”).

2.3	Service Fee Rates. Point Guard’s consulting fee rates are included the Statement of Work for each contracted project.

2.4	Statement of Work.

(a)	The specific details of each project under this Agreement (the “Project”) will be separately negotiated and specified in writing in a form acceptable to the Parties, and shall incorporate the terms of this Agreement by reference and be deemed an integral part thereof (each such writing a “Statement of Work”). The Statement of Work will include, as applicable, the name of the Parties, a description of the scope of work, timeline, budget, and payment schedule. Each Statement of Work shall be subject to the terms and conditions of this Agreement, and to the extent that any terms or provisions of a Statement of Work conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, unless the applicable Statement of Work expressly states that is shall supersede this Agreement on specific matters, in which case it shall supersede this Agreement with regard to the specific matter that is the subject of that Statement of Work.

(b)	In the event either Party desires to make any material changes to the Services to be performed under a Statement of Work (“Changes”), such Changes must be agreed to in writing by the Parties. Point Guard will prepare a draft Change Order for Client’s review that incorporates the requested Changes to the applicable Statement of Work tasks, responsibilities, duties, budget, schedule, and all other relevant matters. Point Guard shall not be obligated to perform any work related to such a Change until Client has given written approval to proceed and executed the Change Order. Notwithstanding the foregoing, if Client otherwise directs Point Guard to commence work on any such Changes without executing a Change Order and Point Guard undertakes such Changes, the draft Change Order will be deemed to have been accepted by Client, and Client shall be obligated for all charges, schedules and duties associated therewith.

2.5	Regulatory Obligations. Unless otherwise specifically agreed by the Parties, Client retains full responsibility for all regulatory obligations related to a Statement of Work.

2.6	Records. At the completion of the Services by Point Guard, all Client property and Client Information, regardless of the method of storage or retrieval, shall be delivered to Client in such form as is then currently in the possession of Point Guard. Point Guard, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one (1) copy of all Client property and Confidential Information provided to Client as the result of the Services to be used to satisfy regulatory requirements or to resolve disputes regarding the Services.

2.7	Audit Rights. The records described in Section 2.6 above will be made available to Client at Client’s request and to the FDA at the FDA’s request or other Regulatory Agency at such Regulatory Agency’s request for inspection, copying, and audit at any time during the term hereof and during the retention period described above. Any cost associated with such audit will be Client’s responsibility.

2.8	Visits by Regulatory Agencies. Both Parties shall promptly notify the other Party of any regulatory inspections of investigator sites of which it becomes aware. Where appropriate and permitted by the FDA or Regulatory Authority, Client will have the right to be present at any such inspections and will have primary responsibility for preparing any responses which may be required. In the event Point Guard’s participation in any regulatory review is material in terms of personnel time and expense, the Parties shall review costs associated with participation and shall agree to a reasonable rate of compensation in advance of the performance of any regulatory services.

ARTICLE 3 - STANDARD OF PERFORMANCE, STAFFING AND RECORDS

3.1	Standard of Performance. Point Guard will perform and/or supervise subcontractors to perform the Services in a competent and professional manner.

3.2	Staffing.

(a)	Point Guard is responsible for providing all personnel required to perform the Services, as well as any necessary replacements.

(b)	Point Guard will not use any Debarred Person in any capacity in connection with the performance of the Services.

ARTICLE 4 - OBLIGATIONS OF CLIENT.

4.1	Materials. Client will timely provide Point Guard with a sufficient amount of all required materials for the Services as further described in the Statement of Work, together with comprehensive data as may be required by Point Guard for the performance of the Services.

4.2	Compliance with Law. Client will comply with all applicable laws and regulations.

4.3	Client Assistance. Client will review and respond to Point Guard’s reasonable requests for information and/or approval in a timely fashion in order to meet the project timelines outlined in the Statement of Work. Client will provide such other assistance as Point Guard may reasonably request in order to effectively perform the Services.

4.4	Time of the Essence. Client acknowledges that time is of the essence in the performance of its obligations under this Agreement. Failure of Client to meet required project timelines could result in a project delay or the inability of Point Guard to timely perform its required Services hereunder.

ARTICLE 5 - PAYMENTS TO POINT GUARD

5.1	Method. In consideration for the Services, Client shall pay Point Guard (a) Service fees, and (b) expenses, both in accordance with the payment schedule set forth in the Statement of Work.

5.2	Terms of Payment. Unless stated otherwise in the Statement of Work, all payments shall be made within 30 days of receipt of a valid invoice to:

Point Guard Partners LLC
400 Ashley Dr., Suite 2150

Tampa, FL 33602

Federal I.D. 27-2343642

or such other location or payee as may be directed by Point Guard from time to time.

5.3	Taxes. Charges specified in this Agreement or any SOW related to this Agreement, do not include any taxes unless otherwise stated.

5.4	Due Date. Payment is due in accordance with the fee schedule associated with each Statement of Work, or absent a fee schedule as provided in Section 5.2 above. Client shall promptly notify Point Guard of any portion of an invoice that Client disputes. In the event of a dispute, Client will pay all undisputed fees and costs, and the Parties agree to work promptly to resolve the disputed items, and the payment for the disputed invoice shall be due thirty (30) days after the dispute is resolved.

ARTICLE 6 - TERM AND TERMINATION

This Agreement shall remain in effect until terminated as set forth in this Article 6.

6.1	Termination for Cause. In addition to any other rights or remedies available at law or in equity, this Agreement may be terminated by either Party:

(a)	on written notice effective immediately if the other party commits a material breach of this Agreement which is not cured within thirty (30) days of receipt of written notice from the other party; or

(b)	on thirty (30) days written notice if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets.

6.2	Obligations upon Expiration or Termination.

(a)	Upon termination of this Agreement or any Statement of Work, Point Guard shall be entitled to retain all Service fees previously paid by Client up to the date of Termination, together with: (i) unpaid Services fees for Services as of the date of termination; and (ii) all noncancellable or nonrefundable expenses incurred up to and including the date of termination.

(b)	Within thirty (30) days of the expiration or termination of this Agreement for any reason, Point Guard will return to Client all materials in Point Guard’s possession or control which are the property of Client, except as permitted under Section 2.6 above.

(c)	If this Agreement and/or Statement(s) of Work are prematurely terminated, Point Guard will conclude its Services as expeditiously as possible and in accordance with Client’s reasonable instructions.

6.3	Delay. In the event of a delay for reasons not attributable to Point Guard, other than a force majeure event, the Parties agree to adjust the time and costs estimates in the form of a Change Order. If the Parties are unable to agree to a Change Order, then Point Guard may terminate this Agreement without further obligation to Client. In the event this Agreement is terminated pursuant to the foregoing, then Client shall be obligated for payments to Point Guard in accordance with Section 6.2 above.

ARTICLE 7 – INDEMNIFICATION and LIMITATIONS OF LIABILITY

7.1	Indemnification of Client. Point Guard will defend, indemnify and hold harmless Client and its directors, officers and employees, from and against any and all liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) to the extent such liabilities, costs and expenses arise from any third party claim, action, lawsuit or other proceeding which is attributable to the gross negligence, willful misconduct or breach of this Agreement (including any Statement of Work) on the part of Point Guard or any of its agents, employees or representatives in the course of performing Point Guard’s Services hereunder; provided, however, that:

(a)	Client provides Point Guard with timely written notice of the claim, action, lawsuit or other proceeding; and

(b)	Client fully cooperates, to the extent requested by Point Guard at Point Guard’s cost, in the investigation and defense of any such claim, action, lawsuit or other proceeding.

7.2	Indemnification of Point Guard. Client will defend, indemnify and hold harmless Point Guard and its directors, officers, managers, members, employees, and subcontractors from and against any and all liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) arising from any claim, action, lawsuit or other proceeding which either: (a) alleges personal injury or death arising out of or in connection with the use of Client’s products; or (b) is attributable to the gross negligence, willful misconduct or breach of this Agreement (including any Statement of Work) on the part of Client or any of its agents, employees or representatives; provided, however, that:

(a)	Point Guard provides Client with timely written notice of the claim, action, lawsuit or other proceeding; and

(b)	Point Guard fully cooperates to the extent requested by Client and at Client’s cost, in the investigation and defense of any such claim, action, lawsuit, or other proceeding.

7.3	Limitation of Liability. To the fullest extent permitted by law, and not withstanding any other provision of this Agreement, the total liability, in the aggregate, of Point Guard and the Point Guard’s officers, members, employees, contractors, and sub- consultants, and any of them, to the Client and anyone claiming by or through the Client, for any and all claims, losses, costs or damages, including attorneys’ fees and costs and expert-witness fees and costs of any nature whatsoever or claims expenses resulting from or in any way related to the Project or the Agreement from any cause or causes shall not exceed the total compensation received by the Consultant under the associated Statement of Work. It is intended that this limitation apply to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law.

7.4	Limitation of Damages. IN NO EVENT SHALL POINT GUARD, OUR EMPLOYEES, CONSULTANTS, OFFICERS OR DIRECTORS BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE, REGARDLESS OF WHETHER WE KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, AND IN NO EVENT SHALL OUR TOTAL CUMULATIVE LIABILITY, INCLUDING ATTORNEYS’ FEES, UNDER THIS AGREEMENT EXCEED THE FEES PAID BY CLIENT.

ARTICLE 8- PROPERTY OWNERSHIP AND RETENTION

8.1	Ownership. Nothing in this Agreement will affect the ownership of any intellectual property rights, which are owned or generated by either Party during the course of this Agreement, except as otherwise provided under Section 9 below. All such intellectual property rights will remain the property of the Party which owns or generates such intellectual property. Notwithstanding the foregoing, in no event shall any data processes, technology, means or know-how developed by Point Guard which relate to the manner in which it provides its Services be considered Work Product or work for hire for Client and such technology shall remain the sole and exclusive property of the Point Guard.

8.2	Inventions and Discoveries. Each Party agrees that it will take all such actions and execute any and all documents reasonably requested by the other to give effect to the provisions of this to enable the other Party to register any such rights to which it is entitled in any country provided that the requesting Party reimburses the other Party’s reasonable expenses for doing so.

ARTICLE 9 – CONFIDENTIALITY

9.1	Undertaking. During the term of this Agreement and for a period of one (1) year following the expiration or termination hereof, Point Guard will keep confidential and not use (other than to perform the Services) any of the Client Information. Point Guard further agrees to limit disclosure of the Client Information to agents, subcontractors, employees, and other representatives of Point Guard who have the need to receive such information and who have agreed to similar terms of confidentiality with Point Guard.

9.2	Exceptions. The obligations set forth in Paragraph 9.1 do not apply to Client Information which (i) is already known to Point Guard prior to its disclosure by Client; (ii) is or becomes generally known or available to the public through no fault of Point Guard; (iii) is received from a third party; or (iv) is required to be disclosed by law, regulation, or by court order.

9.3	Point Guard Information. It may become necessary for Point Guard to disclose to Client certain information which Point Guard considers proprietary, privileged and/or confidential. If such disclosure occurs, then Client agrees to keep the information confidential and not use such information for any purpose other than in connection with the performance of its obligations hereunder.

9.4	These terms may be modified by separate confidentiality agreements between the parties if such agreements exist prior to execution of this agreement or are subsequently adopted.

ARTICLE 10- MISCELLANEOUS

10.1	Merger and Integration. This Agreement, together with its exhibits, schedules, attachments, the Statement(s) of Work, and Change Order(s) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written, concerning the Services to be provided hereunder.

10.2	Amendments. This Agreement may not be amended or otherwise modified except in a writing signed by both Parties.

10.3	Conflict of Interest. Point Guard represents to Client that it has no obligations, contractual or otherwise, that would conflict with its entering into this Agreement or performing the Services and that it will undertake no such obligations during the term hereof.

10.4	Independent Contractor. Point Guard is an independent contractor and nothing in this Agreement will be construed to create a partnership, joint venture, or employment relationship between the Parties. Neither Party has the authority to bind the other to any commitment whatsoever, and the Parties agree they will not hold themselves out to third Parties as having authority to do so.

10.5	Notices. Any notice or other communication required or permitted to be given or served by any party hereto upon any other party shall be in writing and shall be deemed to have been given or served when (i) personally delivered, or (ii) one (1) day after being deposited with Federal Express or another nationally recognized overnight delivery service for next day delivery, (iii) five (5) days after being deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid, properly addressed to the appropriate address, or (iv) when sent by facsimile (whether by telephone fax, e-mail (portable digital format or similar format) before 5:00 p.m. of the time zone where the recipient is located and evidenced by a computer generated confirmation that the transmission was received and is followed by notice delivered in the manner described in (i), (ii) or (iii) above, such notices to be delivered to the respective addresses set forth in the preamble to this Agreement.

10.6	Severability. If any provision hereof will be determined to be invalid or unenforceable, such determination will not affect the validity of the other provisions of this Agreement; provided that the Parties will promptly agree upon replacement provision(s) that approximate as closely as possible the spirit and intent of the invalid provision(s).

10.7	Survival. Sections 2.5, 2.6, 5.4, and 6.3 and Articles 7, 8, 9 and 10 will survive the expiration or earlier termination of this Agreement.

10.8	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Florida, regardless of its choice of law principles.

10.9	Waivers. Waiver by either Party or the failure by either Party to claim a breach of any provision of this Agreement will not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

10.10	Use of Names. Each Party, on behalf of itself, its agents, employees, subcontractors and representatives, agrees not to use the name of the other party in any publication, promotional material or other writing or oral statement for public distribution, relative to the subject matter or existence of this Agreement, except as otherwise required by law or previously consented to in writing by the other party. Notwithstanding the foregoing, Client consents to Point Guard advising prospective clients that Point Guard has performed services for Client.

10.11	Force Majeure. Either Party’s failure to perform its obligations hereunder will be excused to the extent and for the period of time such nonperformance is caused by an event of force majeure, including but not limited to, the occurrence of war, invasion, fire, explosion, flood, riot, strikes, acts of God, acts of government or governmental agencies or instrumentalities or contingencies or causes beyond such party’s reasonable control.

10.12	Assignment. This Agreement may not be assigned without the written consent of the other party; provided, however, either party may assign this Agreement in its entirety, including all Project Statements of Work to a successor in the event of a merger or upon the sale of all or substantially all of the assets to such party. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assign, heirs, executors and administrators of the parties hereto.

10.13	No License Granted. Nothing in this Agreement is intended to grant any rights to either party under any patent, copyright, trade secret or other intellectual property right nor shall this Agreement grant either party any rights in or to the other party’s Confidential Information, except the limited right to review such Confidential Information solely for the purposes set forth in Article 2.

10.14	Counterparts. This Agreement will become binding when any one (1) or more counterparts of this Agreement, individually or taken together, bear the signatures of each Party to this Agreement. This Agreement may be executed in any number of counterparts, each of which will be an original as against any Party whose signature appears on the Agreement, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year set forth above.

POINT GUARD PARTNERS, LLC		EYENOVIA, INC

By:	/s/ Barry Butler	By:	/s/ Tsontcho Ianchulev

Name:	Barry Butler	Name:	Tsontcho Ianchulev

Title:	CEO	Title:	CEO

Date:	4/20/2015 | 08:39 PT	Date:	4/23/2015 | 08:46 PT

STATEMENT OF WORK #1/2014

Between

Point Guard Partners, LLC (“Point Guard”)

And

Eyenovia, Inc. (“Eyenovia”)

This Statement of Work is entered into as of November 10, 2014 the Effective Date (defined below) pursuant to the Master Services Agreement between the Parties, identified above, executed on November 5, 2014 (“Master Agreement”), and is subject to all terms and conditions of the Master Agreement. All initially capitalized terms used in this Statement of Work but not defined herein shall have the meanings given in the Master Agreement.

1.             TERM OF SERVICES: This Statement of Work is effective as of November 10, 2014 (the “Effective Date”), and unless sooner terminated as provided under the Master Agreement, will expire upon completion of the Services.

2.             SERVICES TO BE PERFORMED: The Services to be performed by Point Guard under this SOW are for the following activities:

•	General management and strategy

•	Accounting
•	CMC support services
•	Regulatory support and representation at the FDA
•	Legal and administrative support

See Attachment A for a detailed breakdown of personnel and activities.

3.             POINT GUARD FEES

The total for Point Guards’ fees under this SOW is $424,500, payable in 12 monthly installments of $35,375.00 due on the last day of each month. The first payment is due and payable on November 30, 2014.

In addition, Eyenovia will reimburse pre-approved travel expenses related to the performance of Point Guards’ duties under this SOW.

IN WITNESS WHEREOF, the Parties have executed this SOW as of the Effective Date.

Point Guard Partners, LLC		Eyenovia, Inc.

By:	/s/ Barry Butler	By:	/s/ Tsontcho Ianchulev

Name:	Barry Butler	Name:	Tsontcho Ianchulev, MD MPH

Title:	CEO	Title:	CEO

Date:	4/20/2015 | 08:39 PT	Date:	February 5 2015

Point Guard Partners, LLC– Confidential

Attachment A

Personnel - Service	Hours per month	Rate	Total per month	Total for 12 months

Barry Butler - General management, Business Development	30	$300.00	$9,000.00	$108,000.00
Haley Butler - Legal	15	$250.00	$3,750.00	$45,000.00
Bill Stringer - CMC	15	$300.00	$4,500.00	$54,000.00
Mike Hanrahan - CMC	25	$175.00	$4,375.00	$52,500.00
Total Personnel	120			$259,500.00
Discreet Services
Write Request for Designation				$15,000.00
Manage FDA, write IND				$150,000.00

Total contract				$424,500.00

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